Exhibit 8(b)
October 22, 2008
Merrill Lynch & Co., Inc.
4 World Financial Center
250 Vesey Street
New York, NY 10080 USA
Ladies and Gentlemen:
     Reference is made to the Registration on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Bank of America Corporation, a Delaware corporation (“Parent”), relating to the proposed merger of a direct, wholly-owned subsidiary of Parent with and into Merrill Lynch & Co., Inc., a Delaware corporation (“Company”), with Company surviving the merger.
     We have participated in the preparation of the discussion set forth in the section entitled “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ Shearman & Sterling LLP